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Monarch Services, Inc.                  For More Information Contact:
Baltimore, MD  21214                    A. Eric Dott
                                       410-254-9200

November 3, 2000


PRESS RELEASE


                                SHOW ME THE MONEY
                                       or
                                GIVE ME THE MONEY

What are you going to do with the money??

Scott Fitzgerald observed:
"The rich are different from us."

Ernest Hemingway shot back:
"Yes, they have more money."

We are now going to tell you what we are going to do with the money.

The money is all in CASH resting very nicely in CDs. It is all there...all the money we received from HASBRO and much, much more. Any fool can spend money or squander it on stupid acquisitions or mergers. We are constantly being pestered to buy other magazines. None look worthwhile. Many corporations are brought to our attention, but none look as attractive as what we have on our plate and being prepared in the kitchen.

Two years ago, we completed the divestiture of the game company to Hasbro. This took months of work but now it is behind us. Quite often these turn into bloody messes. Our sale went like clockwork. Hasbro and Monarch have a fantastic relationship that can only help both companies in the future.
Hasbro advertises in Girls' Life. Just call Tom Dusenberry, President of Hasbro Interactive and ask him what he thinks of Monarch Services or Eric or Jack Dott. (Mr. Dusenberry's number is 978-921-3701.)

We also sold our entire printing and envelope operation at a profit.
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Now everyone's mind is as clear as a bell and we can focus our energy on the future.

The future is now. We will be launching our Boys/Men's magazine in May 2001. Our assistant editor came from Scholastic Magazine. We have the first and last employee who worked at National Observer waiting to come on board. We have hired the Art and Creative Director of Johns Hopkins Magazine. We have seventeen prospective Senior Editors to interview once more to make a final decision.

Money is the lifeblood of any business. Without money, you die. Girls' Life is a very profitable magazine.

When we started Girls' Life seven (7) years ago, our Board of Directors said NO to the idea of a magazine for Tween Girls. The category didn't ever exist. Eric and Jack Dott who made the proposal said they would finance the magazine themselves. The board did a complete reversal and gave permission to proceed with Girls' Life. Reg Murphy, former publisher of the Atlanta Journal and the Sun paper in Baltimore and a board member at the time and now second in command at National Geographic, and second in command at the PGA
in Atlanta, GA, told the board we would bankrupt the company.   We
didn't know beans about publishing a national magazine, etc., etc. Just look at us now! Thousands of girls, schools, libraries and the Girls Scouts LOVE us - we can do no wrong.

The new magazine will be successful in spite of the fact that it will NOT contain any SEX. Some of the subjects in the magazine will be "Tell It To The Judge" and interesting law cases. We have the good fortune to have Judge John Fader and Judge Larry Daniels of the Circuit Court of Baltimore County writing for us.

Then there is "You Auto Know," which will be authored by a well-reputed automobile expert. We have written several game reviews and Tom Dusenberry of Hasbro tells us they are excellent. There will be a feature called "A Pair of Docs," husband and wife medical doctors.

There is much, much more to tell, but we don't want to tell all the other publishers what we are doing.

Some irritated stockholders have criticized the board for receiving a bonus of $25,000. Please be aware your board of directors never received a penny for serving on the board or gratuity of any kind for their service over the years. For the long hours they toiled on the sale of the game division to Hasbro, the board believed it appropriate to give the bonus. We do not know of any board members who work for free. We also have never carried any D and O insurance (directors and officers). We know our board of directors and have full faith in their integrity and honesty. As for the free options " they are not free " they must purchase them. Sure they will make money, but isn't that the reason you purchased your stock? If we thought that Monarch Services was worth only $8 or $9 a share, we wouldn't be writing this release.
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We know the stock is worth much, much more and that is why we are asking you to vote YES for the proposals presented. If you have already voted NO to any proposal, please write to the Corporate Secretary (Mr. Steven M. Szekely, at 4517 Harford Road, Baltimore, MD 21214) and revoke any previous proxy.

I have on my desk over 25 reports of companies whose stock was $85 to $8 earlier this year. Would you believe they are now selling for $1 to $00? They ran out
of cash!   They spent it frivolously... heck, we don't even have rugs on the floor! We didn't buy BMWs, carpet, Herman Miller furniture or hire beautiful secretaries who couldn't use computers.

This won't happen to your company because we spend every dollar like it's our own. Remember, money is the lifeblood of any company. We have the money and intend to use it wisely.


                                   Thank you!!


Please note:  Why settle for a sandwich when you can have a banquet?